UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 28, 2003

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

Items 2 through 6 and 8 through 12 are not applicable and therefore omitted.

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

On August 28, 2003 (“Effective Date” or the “Closing”), Hypertension Diagnostics, Inc. (“HDI”) concluded an offering (the “Offering”) of units (the “Units”) to accredited investors, with each Unit consisting of shares of HDI’s common stock (the “Common Stock”), Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a series of six (6) purchase warrants, three (3) of which entitle the holder to acquire Series A Preferred Stock and three (3) of which entitle the holder to acquire Common Stock (the “Warrants”). Among the investors were Alan Stern, Larry Leitner, Steven B. Gerber and Mark N. Schwartz (the “Schwartz Group”).

Pursuant to the Offering, HDI sold $2.3 million of Units, comprised of 9,318,866 shares of Common Stock, 585,980 shares of Series A Preferred Stock, warrants to purchase an additional 23,297,213 shares of Common Stock and warrants to purchase an additional 1,464,975 shares of Series A Preferred Stock (exercisable at various times and at various strike prices).   Each share of Series A Preferred Stock is initially convertible into twelve (12) shares of Common Stock

Concurrent with the closing of the Offering, HDI concluded a transaction with the holders of its 8% convertible notes (the “Notes”) pursuant to which the noteholders tendered the Notes and the accrued interest thereon totaling together $529,980 to HDI in exchange for 3,238,767 shares of Common Stock.  The tendering noteholders granted Mark N. Schwartz an irrevocable proxy to vote their shares in favor of an increase in HDI’s authorized Common Stock to accommodate the conversion of the Series A Preferred Stock and the exercise of the Warrants sold pursuant to the Offering (the “Proposal”).

The Offering resulted in a change in control.  In connection with the Offering, Mark N. Schwartz was granted an irrevocable proxy for a period of 48 months to vote all of the shares previously owned and acquired by the investors through the Offering (the “Investor Proxy”).  Further, immediately upon conclusion of the Offering, Mark N. Schwartz was elected Chairman of the Board of Directors (the “Board”) of HDI and its Chief Executive Officer.  Additionally, Alan Stern and Larry Leitner were appointed to the Board.  Dr. Jay N. Cohn, Kenneth W. Brimmer, and Greg H. Guettler will continue to serve on the Board.  Dr. Steven B. Gerber has also been appointed to the Board, and will take office following the Company’s compliance with the requirements of Section 14 of the Securities Exchange Act of 1934.

The Offering resulted in Mark N. Schwartz obtaining voting control (through his ownership of shares of Common Stock, Series A Preferred Stock, and pursuant to the Investor Proxy) of approximately 56 percent of HDI’s voting securities.

Further, in connection with the Offering, the investors in the Offering entered into a Voting Agreement, providing that for a period terminating upon the earlier of (i) the date such investors no longer own any shares of stock, or (ii) forty-eight (48) months from the Closing, such investors shall vote all of their shares of stock as follows: (a) to cause the Board to consist of seven (7) members, (b) to cause the election to the Board of four (4) nominees nominated by Mark N. Schwartz, with the initial nominees being Mark N. Schwartz, Alan Stern, Larry Leitner and Dr. Steven B.  Gerber, (c) at the meeting of shareholders at which the Proposal is presented to cause the election of Greg H. Guettler to the Board, (d) to elect Dr. Jay N. Cohn to the Board at such meeting at which Cohn is nominated to the Board, (e) in favor of Greg H. Guettler, Dr. Jay N. Cohn and Kenneth W. Brimmer as directors for the remainder of their current respective terms, and (f) in favor of the Proposal.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit
4.1	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.
4.2	Form of Securities Purchase Agreement dated as of August 28, 2003 among Hypertension Diagnostics, Inc. and the Unit Investor parties thereto.
4.3	Voting Agreement dated as of August 28, 2003 by and among the holders of Hypertension Diagnostics, Inc. Series A Convertible Preferred Stock
4.4	Registration Rights Agreement dated as of August 28, 2003 among Hypertension Diagnostics, Inc. and the Purchaser parties thereto.
4.5	Shareholders’ Agreement dated as of August 28, 2003 by and among Hypertension Diagnostics, Inc. and the holders of Hypertension Diagnostics, Inc. Series A Convertible Preferred Stock.
4.6	Form of Preferred Stock Purchase Warrant originally issued August 28, 2003.
4.7	Form of Common Stock Purchase Warrant originally issued August 28, 2003.
4.8	Form of Irrevocable Proxy executed in connection with the Securities Purchase Agreement dated as of August 28, 2003.
4.9	Reservation Agreement dated as of August 4, 2003 by and among Hypertension Diagnostics, Inc., Kenneth W. Brimmer, Charles F. Chesney, Jay N. Cohn, Greg H. Guettler and James S. Murphy.
4.10	Form of Irrevocable Proxy dated August 4, 2003 executed by Messrs. Brimmer, Cohn, Guettler, Murphy and Chesney.
4.11	Conversion and Voting Agreement, dated as of August 1, 2003, between Hypertension Diagnostics, Inc., Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership and Ellis Enterprises Ltd.
4.12	Form of Irrevocable Proxy dated August 1, 2003, executed by holders of 8% Convertible Notes.
99.1	Press Release issued September 4, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

	By	/s/ Mark N. Schwartz
Its Chairman of the Board and
Dated: September 5, 2003		Chief Executive Officer